Correction to June 10, 2014 Press Release

June 11, 2014 - Denver, CO - Geovic Mining Corp. ("Geovic" or "the Company", TSX:GMC, OTCBB:GVCM) announces a correction to the press release issued by the Company on June 10, 2014 entitled “Geovic Mining Corp. Announces Discovery of Chromite Deposit in the Bitoi Delta, Papua New Guinea”. The original press release reported an incorrect calculation of “Average chromite” in Table 1 below. The corrected “Average chromite” information is included in the revised Table 1 below. No other information in the original press release has been corrected.

Geovic holds the following equity interests in various exploration projects: a 60.5 percent interest in the advanced Geovic Cameroon PLC Cobalt-Nickel-Manganese Project in Cameroon; a 100 percent interest in Geovic Nouvelle Caledonie SAS’s Chromite Project in New Caledonia; a 100 percent interest in Geovic’s Chromite Project in Papua New Guinea; a 100 percent interest in Geovic’s Arizona Gold Project; and a 10 percent interest in the Wind Mountain Rare Metals Project in New Mexico.

Chromite occurs as heavy mineral sand deposits along the coast of Morobe Province of Papua New Guinea. Previous exploration programs by AMAX Australia in the 1970’s, OM Group and others found smaller chromite mineral sand occurrences further South at Hessen and Sachsen Bay. Geovic has been evaluating chromite sand in the Bitoi river delta near Salus, Morobe Province because of the large potential size of the deposits. Geovic’s exploration license EL-1981 covering this potential mineralized area is presently being renewed.

Reconnaissance sampling of surface sand yielded elevated chromite content. The average Cr2O3 content of these grab samples was 21.5 ± 6 wt.% and was determined by X-ray fluorescence analyses. The range of Cr2O3 content varied from 8.2 to 29.3 wt% in the best mineralized sample (see Table 1 below) based on independent analysis provided by Activation Laboratories Ltd. There has been insufficient exploration to define a mineral resource, and it is uncertain if further exploration will result in the target being delineated as a mineral resource.

Table 1 Cr2O3 Content

Area	Sample	Range of Cr2O3 wt. %
Bitoi Delta (N)	BF-A1	26.6	-	26.8
Bitoi Delta (N)	BF-A2	23.6	-	23.8
Bitoi Delta (N)	BF-A3	14.1	-	14.3
Bitoi Delta (N)	RV-02	23.9	-	24.1
Bitoi Delta (N)	IN-A1	23.4	-	23.6
Bitoi Delta (N)	IN-A2	16.8	-	17.0
Bitoi Delta (N)	IN-A3	21.4	-	21.6
Salus Lake (N)	BF-A6	29.2	-	29.4
Salus Lake (N)	BF-A7	27.6	-	27.8
Salus Lake (N)	BF-A8	8.1	-	8.3
Salus Lake (N)	BF-A9	22.5	-	22.7
Salus Swamp (S)	BF-A4	25.6	-	25.8
Salus Swamp (S)	BF-A5	17.3	-	17.5

Average chromite:		21.5	-	21.7

Figure 1 Sample locations collected during field reconnaissance in the Bitoi Delta, Papua New Guinea

The location of the samples is shown in Figure 1 above. The discovery has spurred the Company to prepare for a drilling program that confirms further the geology of the deposits. The primary goal of this program will be to measure chromite grades at depth and recover sufficient material for bulk metallurgical testing. Samples will be analyzed for the chrome content in chromite and to identify other valuable products such as olivine and magnetite.

Geovic has submitted samples for electron microprobe analyses (Table 2) that indicate potential for high quality chromite.

Table 2 Electron Microprobe Analyses of chromite and olivine products

Mineral Product	Cr2O3	Al2O3	FeO	MgO	SiO2	Total
Chromite	55.4	10.2	24.3	8.0	-	97.8
Olivine	-	0.1	6.6	45.0	40.9	92.5

The Company anticipates that the minerals have the potential to meet foundry and metallurgical grades in the market. The foundry and casting sand is potentially attractive because both olivine and chromite would also be produced. Demand for non-radioactive, high temperature foundry sand is increasing as zircon, a foundry sand that has highly radioactive trace components, is gradually phased out.

Geovic anticipates split-tube and auger drilling to commence subject to renewal of the exploration license and funding. Geovic plans to operate its own drilling equipment in this program, and has successfully drilled similar mineral sand deposits in New Caledonia. Geovic anticipates drilling between 200 to 300 holes with a depth range of 5 to 15m in the Bitoi delta. The spacing of the holes would be sufficiently close to each other to allow a geo-statistic interpretation that could lead to a NI 43-101 compliant resource report. The Company will continue to update its stake and shareholders of progress in this program.

The scientific and technical information in this press release was reviewed and approved by Erwin Schutfort, Vice President of Geovic New Caledonia SAS (Qualified Person, AUSIMM), a Qualified Person under National Instrument 43-101.

Geovic Mining Background

Geovic is a U.S.-based corporation whose principal asset is 60.5% indirect ownership of a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, Africa. Additional Company initiatives and project information may be found on the websites www.sedar.com, and www.sec.gov. For more information, please go to www.geovic.net or contact:

Michael Mason

Chairman and CEO

Geovic Mining Corp.

Direct (303) 476-6455

mt_mason@msn.com

On behalf of the Board

Michael T. Mason, CEO

Cautionary Note Regarding Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of Canadian securities legislation) that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the proposed drilling program, the results of the drilling program, the merits of the Company’s mineral projects, the Company’s interest in its mineral projects, the Company’s drill programs and exploration plans and the Company’s plan and expectations regarding its mineral projects. In certain cases, forward-looking statements can be identified by the use of words such as “potential”, “planned”, “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or statements that certain actions, events or results “will” occur. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to exploration activities and operations; actual results of current exploration activities; conclusions of economic evaluations; predicted capital costs, operating costs, the ability to obtain financing and to market the products, production rates; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore resources, grades, or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labor disputes, other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities and other factors as described in detail in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.